Exhibit 4.1

YUKON-NEVADA GOLD CORP.
INCENTIVE STOCK OPTION PLAN

1.	PURPOSE

1.1.                    The purpose of the Incentive Stock Option Plan (the “Plan”) is to promote the profitability and growth of YUKON-NEVADA GOLD CORP. (the “Company”) by facilitating the efforts of the Company and its subsidiaries to obtain and retain key individuals. The Plan provides an incentive for and encourages ownership of the Company's common shares (“Shares”) by its key individuals so that they may increase their stake in the Company and be incentized by increases in the value of the Company's Shares.

2.	ADMINISTRATION

2.1.                    The Plan will be administered by the Company's Board of Directors (the “Board”) or a committee of the Board (“Committee”). In the event the Plan is administered by a Committee, the Committee shall comprise not fewer than three persons, each of whom must be “independent” within the meaning of National Instrument 52-110, Audit Committees, adopted by the Canadian Securities Administrators. Except as to the composition of the Committee, where used herein, the term “Committee” will also include the Board.

2.2.                    The Committee will be authorized, subject to the provisions of the Plan, to adopt such rules and regulations which it deems consistent with the Plan's provisions and, in its sole discretion, to grant options (“Options”) to purchase Shares of the Company pursuant to the Plan. The Committee may authorize one or more directors, officers or employees of the Company or an individual (including an individual whose services are contracted through a personal holding corporation) with whom the Company or a subsidiary has a contract for substantial services (a “Consultant”) to execute, deliver and receive documents on behalf of the Committee.

3.	ELIGIBILITY

3.1.                    All directors, officers, Consultants and employees of the Company and its subsidiaries will be eligible to receive Options.

3.2.                    Nothing in the Plan or in any Option shall confer any right on any individual to continue in the employ of or in any capacity with the Company or its subsidiaries or will interfere in any way with the right of the Company or subsidiaries to terminate at any time the employment or other capacity of a person who is an optionee (“Optionee”) under an Option.

4.	SHARES SUBJECT TO OPTION

4.1.                    The Shares to be optioned under the Plan will be authorized but unissued common shares without par value of the Company.

4.2.                    Subject to adjustment as provided for herein, the number of Shares available for purchase pursuant to Options granted pursuant to this Plan will not exceed 10% of the number of Shares which are issued and outstanding on the particular date of grant of Options including the existing Shares currently subject to outstanding Options as of the date of this Plan which were granted prior to the implementation of this Plan and which, by the implementation of this Plan, are covered under this Plan.

4.3.                    Any Shares subject to an Option which for any reason is cancelled or terminated without having been exercised, shall again be available for grant under the Plan. No fractional shares shall be issued. Reference should be made to section 23.4 for the manner in which fractional share values will be treated.

4.4.                    The Board may, at any time, without further approval by the shareholders of the Company, amend the Plan or any Option granted hereunder in such respects as it may consider advisable and, without limiting the generality of the foregoing, it may do so to:

(a)          amend typographical, clerical and grammatical errors;

(b)          reflect changes to applicable securities laws;

(c)          change the termination provisions of Options or the Plan which do not entail an extension beyond the original expiry date;

(d)          include the addition of a cashless exercise feature, payable in cash or securities;

(e)          ensure that the Options granted under the Plan will comply with any provisions respecting the income tax and other laws in force in any country or jurisdiction of which a Participant to whom an Option has been granted may from time to time be resident or a citizen; and

(f)          reduce the exercise price of an Option for an Optionee who is not an insider of the Company.

4.5.                    The number of Shares issuable to insiders of the Company, at any time, under all security-based compensation arrangements, cannot exceed 10% of the total issued and outstanding (as to a maximum of 5% with respect to any one individual) Shares; and

4.6.                    The number of Shares issued to insiders, within any one year period, under all security-based compensation arrangements, cannot exceed 10% of the Company’s issued and outstanding Shares. This provision applies to all types of security-based compensation.

5.	GRANTING OF OPTIONS

5.1.                    The Committee may from time to time at its discretion, subject to the provisions of the Plan, determine those eligible individuals to whom Options will be granted, the number of Shares subject to such Options, the dates on which such Options are to be granted and the expiration of such Options.

5.2.                    The Committee may, at its discretion, with respect to any Option, impose additional terms and conditions, including conditions for the vesting of Options, which are more restrictive on the Optionee than those provided for in the Plan.

5.3.                    Each Option will be evidenced by a written agreement between, and executed by, the Company and the individual containing terms and conditions established by the Committee with respect to such Option and will be consistent with the provisions of the Plan.

6.	OPTION PRICE

6.1.                    The price per Share at which Shares may be purchased upon the exercise of an Option (the “Option Price”) will not be lower than the last recorded sale of a board lot of Shares on the Toronto Stock Exchange (the “TSX”) during the trading day immediately preceding the date of granting of the Option or, if there was no such sale, the weighted average trading price on the TSX of the Shares for the five trading days immediately preceding the date on which the Option is granted.

7.	TERM OF OPTION

7.1.                    The maximum term of any Option will be 10 years.

7.2.                    The Option Price must be paid in full at the time of exercise of the Option and no Shares will be delivered until full payment is made.

7.3.                    An Optionee will not be deemed the holder of any Shares subject to his Option until the Shares are delivered to him.

8.	TRANSFERABILITY OF OPTIONS

8.1.                    An Option may not be assigned. During the lifetime of an Optionee, the Option may be exercised only by the Optionee.

9.	TERMINATION OF EMPLOYMENT

9.1.                    Upon termination of employment or other capacity with the Company for any reason except death or retirement, or failure of re-election as a director, or failure to be re-appointed an officer of the Company, an Optionee may, at any time within 30 days after the date of termination but not later than the date of expiration of the Option, exercise the Option to the extent the Optionee was entitled to do so on the date of termination. Any Option or portions of Options of terminated individuals not so exercised will terminate and will again be available for future Options under the Plan. A change of employment or capacity with the Company will not be considered a termination so long as the Optionee continues to be employed or engaged by the Company or its subsidiaries in a capacity eligible to receive Options under this Plan.

10.	DEATH

10.1.                    Notwithstanding any other provision of the Plan, if any Optionee dies holding an Option which has not been fully exercised, his personal representative, heirs or legatees may, at any time within 60 days of grant of probate of the will, or letters of administration of the estate of the decedent, or within one year after the date of such death, whichever is the lesser time (notwithstanding the normal expiry date of the Option) exercise the Option with respect to the unexercised balance of the Shares subject to the Option.

11.	RETIREMENT

11.1.                    Notwithstanding any other provision of the Plan, if any Optionee shall retire, or terminate his employment or other capacity with the Company with the consent of the Board under circumstances equating retirement, while holding an Option which has not been fully exercised, such Optionee may exercise the Option at any time during the unexpired term of the Option.

12.	CHANGES IN SHARES

12.1.                    In the event the authorized share capital of the Company as presently constituted is consolidated into a lesser number of Shares or is subdivided into a greater number of Shares, the number of Shares for which Options are outstanding will be decreased or increased proportionately as the case may be, and the Option Price per Share will be adjusted accordingly and the Optionees will have the benefit of any stock dividend declared during the period within which the said Optionee held his Option. Should the Company amalgamate or merge with any other company or companies (the right to do so being hereby expressly reserved) whether by way of arrangement, sale of assets and undertakings or otherwise, then and in each such case the number of shares of the resulting corporation to which an Option relates will be determined as if the Option had been fully exercised prior to the effective date of the amalgamation or merger and the Option Price per Share will be correspondingly increased or decreased, as applicable.

13.	EFFECT OF A TAKE-OVER BID

13.1.                    If a bona fide offer (an "Offer") for Shares is made to the Optionee or to shareholders of the Company generally or to a class of shareholders which includes the Optionee, which Offer, if accepted in whole or in part, would result in the offeror becoming a control person of the Company, within the meaning given to "control person" in the Securities Act (British Columbia), the Company will, immediately upon receipt of notice of the Offer, notify each Optionee of full particulars of the Offer, whereupon all Shares subject to such Option will become vested and the Option may be exercised in whole or in part by the Optionee so as to permit the Optionee to tender the Shares received upon such exercise, pursuant to the Offer. However, if:

(a)	the Offer is not completed within the time specified therein; or

(b)	all of the Shares tendered by the Optionee pursuant to the Offer are not taken up or paid for by the offeror in respect thereof, then the Shares received upon such exercise, or in the case of Section 13.1(b) hereof, the Shares that are not taken up and paid for, may be returned by the Optionee to the Company and reinstated as authorized but unissued Shares and with respect to such returned Shares, the Option will be reinstated as if it had not been exercised and the terms upon which such Shares were to become vested pursuant to this Section will be reinstated. If any Shares are returned to the Company under this Section 13, the Company will immediately refund the exercise price to the Optionee for such Shares.

14.	ACCELERATION OF EXPIRY DATE

14.1.                    If an Offer is made by an offeror at any time when an Option granted under the Plan remains unexercised, in whole or in part, the Directors may, upon notifying each Optionee of full particulars of the Offer, declare all Shares issuable upon the exercise of Options granted under the Plan to be vested and declare that the Expiry Date for the exercise of all unexercised Options granted under the Plan be accelerated so that all Options will either be exercised or will expire prior to the date upon which Shares must be tendered pursuant to the Offer.

15.	EFFECT OF A CHANGE OF CONTROL

15.1.                    If a Change of Control, as hereinafter defined, occurs, all Shares subject to each outstanding Option will become vested, whereupon such Option may be exercised in whole or in part by the Optionee.

15.2.                    “Change of Control” means the acquisition by any person, or by any person and a Joint Actor, whether directly or indirectly, of voting securities as defined in the Securities Act (British Columbia) of the Company, which, when added to all other voting securities of the Company at the time held by such person or by such person and a Joint Actor, totals for the first time not less than 30% of the outstanding voting securities of the Company or the votes attached to those securities are sufficient, if exercised, to elect a majority of the Board of Directors of the Company. "Joint Actor" means a person acting "jointly or in concert with" another person as that phrase is interpreted in the Securities Act (British Columbia).

16.	EXCHANGE POLICY APPLIES

16.1.                    The Plan and the granting and exercise of any Options hereunder are also subject to such other terms and conditions as are set out from time to time in the Policies of the TSX and any securities commission having authority, and the Policies of the TSX will be deemed to be incorporated into and become a part of the Plan. In the event of an inconsistency between the provisions of the Policies of the TSX and of the Plan, the provisions of the Policies of the TSX will govern.

17.	CANCELLATION AND RE-GRANTING OF OPTIONS

17.1.                    The Committee may, with the consent of the Optionee, cancel an existing Option, and re-grant the Option at an Option Price determined in the same manner as provided in Section 6 hereof, subject to the prior approval of the TSX.

18.	AMENDMENT OR DISCONTINUANCE

18.1.                    The Board may alter, suspend or discontinue the Plan, but may not, without the approval of the shareholders of the Company, make any alteration which would (a) increase the aggregate number of Shares subject to Option under the Plan except as provided in Section 12 or (b) decrease the Option Price except as provided in Section 17. Notwithstanding the foregoing, the terms of an existing Option may not be altered, suspended or discontinued without the consent in writing of the Optionee.

19.	EXTENSION OF EXPIRY DATE OF STOCK OPTIONS EXPIRING DURING A BLACKOUT PERIOD

19.1.                    The expiry date of outstanding Options held by Optionees which may expire during a restricted trading period, imposed by the Company in accordance with applicable securities laws (a "Blackout Period"), will be extended for a period of 10 business days commencing on the first business day after the expiry date of the Blackout Period to provide such Optionees with an extension to the right to exercise such Options.

20.	INTERPRETATION

20.1.                    The Plan will be construed according to the laws of the Province of British Columbia.

21.	LIABILITY

21.1.                    No member of the Committee or any director, officer, Consultant or employee of the Company will be personally liable for any act taken or omitted in good faith in connection with the Plan.

22.	REPRESENTATION BY PARTICIPANTS

22.1.                    Each option agreement shall provide that upon each exercise of an Option, the Optionee (including for the purposes of this section 22 each other person who, pursuant to sections 9, 10 and 11 hereof, may purchase Shares under an Option granted to a director, officer, Consultant or employee of the Company) shall, if so requested by the Company, represent and agree in writing that:

(a)	the person is, or the Optionee was, a director, officer, Consultant or employee of the Company or a director, officer, Consultant or employee of an associated, affiliated, controlled or subsidiary company and has not been induced to purchase the Shares by expectation of employment or continued employment;

(b)	the person is purchasing the Shares pursuant to the exercise of such Option as principal for the Optionee’s own account (or if such Optionee is deceased, for the account of the estate of such deceased Optionee);

(c)	the person will, prior to and upon any sale or disposition of any of the Shares purchased pursuant to the exercise of such Option, comply with all applicable securities laws and any other federal, provincial or state laws or regulations to the extent that such laws or regulations are applicable to such sale or disposition; and

(d)	such Optionee (or such other person) will not offer, sell or deliver any of the Shares purchased pursuant to the exercise of such Option, directly or indirectly, in the United States or to any citizen or resident of, or any corporation, partnership or other entity created or organized in or under the laws of, the United States, or any estate or trust the income of which is subject to United States federal income taxation regardless of its source, except in compliance with United States federal and state securities laws. The Optionee acknowledges that the Company has the right to place any restriction or legend on any securities issued pursuant to this Plan including, but in no way limited to placing a legend to the effect that the securities have not been registered under the United States Securities Act of 1933 and may not be offered or sold in the United States unless registration or an exemption from registration is available.

(e)	The Company may employ other procedures and require further documentation from an Optionee to ensure compliance with all applicable laws.

(f)	The issue and sale of Shares pursuant to any Option granted under the Plan is conditioned on such issue and sale being made in compliance with applicable securities laws, and the Company shall have no obligation to issue or sell any Shares pursuant to the exercise of any Option unless the Board determines in its sole discretion that such issue and sale will be made in compliance with applicable securities laws.

23.	EFFECTIVE DATE

23.1.                    This Plan will supersede and replace all previous stock option plans on May 18, 2007. This Plan is subject to the approval of:

(a)	TSX; and

(b)	the shareholders of the Company, given by the affirmative vote of a majority of the votes attached to the Shares of the Company entitled to vote and represented and voted at an annual or special meeting of the holders of such Shares held, among other things, to consider and approve the Plan,

(c)          and until such approvals are obtained Options granted pursuant to the Plan shall not be exercisable.

24.	MISCELLANEOUS

24.1.                    Nothing contained herein shall prevent the Board from adopting other or additional compensation arrangements, subject to any required regulatory or shareholder approval.

24.2.                    Nothing contained in the Plan nor in any Option granted thereunder shall be deemed to give any Optionee any interest or title in or to any Shares or any rights as a shareholder of the Company or any other legal or equitable right against the Company whatsoever other than as set forth in the Plan and pursuant to the exercise of any Option.

24.3.                    The Plan does not give any director, officer, Consultant or employee of the Company the right or obligation to become or to continue to serve as a director, officer, Consultant or employee of the Company, as the case may be, of the Company or any of its subsidiaries. The awarding of Options to any director, officer, Consultant or employee of the Company is a matter to be determined solely in the discretion of the Board. The Plan shall not in any way fetter, limit, obligate, restrict or constrain the Board with regard to the allotment or issue of any Shares or any other securities in the capital of the Company or any of its subsidiaries other than as specifically provided for in the Plan.

24.4.                    No fractional Shares shall be issued upon the exercise of Options and, accordingly, if a Optionee would become entitled to a fractional Share upon the exercise of an Option, such Optionee shall only have the right to purchase the next lowest whole number of Shares and no payment or other adjustment will be made with respect to the fractional interest so disregarded.

24.5.                    The grant of an Option shall be conditional upon the director, officer, Consultant or employee of the Company to whom the Option is granted completing, signing and delivering to the Company all documents as may be required by the regulatory authorities having jurisdiction.

25.	SHAREHOLDER APPROVAL

25.1.                    The Plan, as approved by the shareholders of the Company, will terminate unless it is approved by the shareholders of the Company at the annual general meeting held every three years following the initial approval.